Exhibit d.13(i)

T +1 212 625 5700
100 Avenue of the Americas, Floor 16	F +1 212 625 5800
New York, NY 10013	www.twosigma.com
Dated as of January 1, 2026

Blackstone Alternative Investment Advisors LLC

Attn: Peter Koffler

345 Park Avenue, 28th Floor

New York, NY 10154

Copy to:

Ropes & Gray LLP

Attn: James E. Thomas

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Re:	Novation of Investment Sub-Advisory Agreement

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Investment Sub-Advisory Agreement, dated as of November 15, 2018 (the “SAA”), between Blackstone Alternative Investment Advisors LLC, a Delaware limited liability company (the “Adviser”), and Two Sigma Advisers, LP, a Delaware limited partnership (the “Sub-Adviser”), pursuant to which the Adviser engaged the Sub-Adviser in relation to Blackstone Alternative Multi-Strategy Fund, a series of Blackstone Alternative Investment Funds, a Massachusetts business trust.

Whereas, the investment advisory business of the Sub-Adviser and Two Sigma Investments, LP, a limited partnership organized under the laws of Delaware (“TSI”), will operate through a single registered investment adviser beginning January 1, 2026, TSI, and in conjunction with this, the Sub-Adviser desires to novate the SAA to TSI.

Now, therefore, the Sub-Adviser and the Adviser hereby agree to the Sub-Adviser’s transfer and novation to TSI of all of the Sub-Adviser’s rights, title and interest in and to the SAA, effective as of January 1, 2026 (the “Novation Date”). TSI hereby agrees to assume and accept, and shall observe and perform, all of the Sub-Adviser’s rights, duties, obligations and liabilities under the

SAA Agreements from the original date of the SAA, including those not satisfied by the Sub-Adviser prior to the Novation Date, so as to substitute TSI for the Sub-Adviser with respect to such rights, duties, obligations and liabilities and to effect a novation of the SAA. The actions described in this paragraph will be referred to herein as the “Novation.”

The Adviser hereby consents to the Novation and releases the Sub-Adviser from its outstanding obligations and liabilities, if any, under the SAA. For the avoidance of doubt, any fees accrued and payable by the Adviser to the Sub-Adviser under the SAA shall be deemed satisfied to the extent paid by the Adviser to TSI.

As a result, references to the “Sub-Adviser” in the SAA shall now be deemed references to TSI, and TSI represents and warrants to the Adviser that the representations, warranties and covenants of the Sub-Adviser as set forth in the SAA are true and correct as of the Novation Date in all material respects as if made by TSI.

TSI and the Adviser agree that each shall be entitled to enforce the SAA directly against each other and shall have a direct right of action against each other in respect of the rights, duties, obligations and liabilities assumed by TSI and consented to by the Adviser hereunder, as if the SAA had been executed and delivered between them. The SAA shall continue in full force and effect as set forth therein for the remainder of its term.

Each of the parties hereto hereby represents and warrants to the other party that this letter agreement has been duly and validly authorized, executed and delivered by it and is a legal, valid and binding agreement of it enforceable against it in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

Except as otherwise expressly provided herein, all of the terms and conditions of the SAA shall remain unchanged and continue in full force and effect. This letter agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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If you are in agreement with the foregoing, please signify your acceptance of the agreements contained herein by executing this letter agreement in the space provided below and returning an executed copy to the undersigned.

Very truly yours,

TWO SIGMA ADVISERS, LP

By:	/s/ Steve Metzger
Name: Steve H. Metzger, Esq.
Title: Authorized Person

TWO SIGMA INVESTMENTS, LP

By:	/s/ Steve Metzger
Name: Steve H. Metzger, Esq.
Title: Authorized Person

Agreed:

BLACKSTONE ALTERNATIVE INVESTMENT ADVISORS LLC

By:	/s/ Peter Koffler
Name: Peter Koffler
Title: Authorized Signatory